SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                                  March 7, 2005
                Date of Report (Date of earliest event reported)


                        First Chester County Corporation
             (Exact name of registrant as specified in its charter)



         Pennsylvania                 0-12870                 23-2288763
         -------------                -------                 ----------
(State or other jurisdiction of     (Commission             (I.R.S. Employer
 incorporation)                      File Number)            Identification No.)



                9 North High Street, West Chester, Pennsylvania
                    (Address of principal executive offices)



                                 (484) 881-4000
              (Registrant's telephone number, including area code)



                         (Former name or former address,
                         if changed since last report.)

Item 1.01  Entry into a Material Definitive Agreement.

     On March 7, 2005, the First National Bank of Chester County, the principal subsidiary of the registrant, announced the appointment of Deborah R. Pierce, Esquire and Senior Professional in Human Resources, as Executive Vice President
- Human Resources of the Bank. Prior to joining the Bank, Ms. Pierce served as Director-Employment Practices for The Home Depot, Inc. from 2004 to 2005. Ms. Pierce served as a certified mediator and arbitrator in Cook County, Chicago from 2002 to 2004. Ms. Pierce also served as Vice President-Employment Law and Practices for Sears, Roebuck and Co. from 1999 to 2001. Prior to 1999, Ms. Pierce was employed in various legal and labor-related positions with the U.S. Department of Labor, Campbell Soup Co., Continental Airlines, Inc., and E.I. Dupont de Nemours and Co.

     Ms. Pierce has no written employment agreement with the Bank or the registrant. Her employment with the Bank is at will. She will receive an annual base salary of $145,000 and be eligible to participate in the Bank's discretionary bonus program. Ms. Pierce will also receive the Bank's standard benefits package and a $50,000 relocation payment to offset expenses incurred in relocating to the West Chester area. In connection with Ms. Pierce's employment, the Bank entered into a Change of Control Agreement with Ms. Pierce. The Change of Control Agreement will continue in effect as long as Ms. Pierce is actively employed by the Bank. Pursuant to the Change of Control Agreement, should Ms. Pierce's employment be terminated without "cause" as defined in the Agreement, or if she terminates her employment for "good reason" as defined in the Agreement, at any time within two years following a change of control, she will receive certain termination benefits. The termination benefits consist principally of the continuation of her then current base salary and fringe benefits for a period of one year from her termination and payment of any bonus she would otherwise be eligible to receive for the one year period following her termination.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 11, 2005                       FIRST CHESTER COUNTY CORPORATION


                                           By:
                                              ----------------------------------
                                           Name:  John A. Featherman, III
                                           Title: CEO & Chairman of the Board